Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	January 26, 2009
Rowan Appoints New Board Member
HOUSTON, TEXAS — Rowan Companies, Inc. (“Rowan” or the “Company”) (NYSE: RDC) announced the appointment of John J. Quicke, a Managing Director and operating partner of Steel Partners LLC (“Steel Partners”), to the Company’s Board of Directors. Mr. Quicke’s term will start immediately and end at the Company’s 2011 annual meeting of stockholders.
Pursuant to a letter agreement between the Company and Steel Partners dated March 30, 2008, the Company had agreed to expand the size of its Board by one position should efforts to monetize its manufacturing subsidiary, LeTourneau Technologies, Inc. (“LTI”), not be completed by December 31, 2008. In November 2008, due to current financial market and industry conditions, the Company announced that it was not pursuing any further negotiations with respect to a sale of LTI. Rowan will continue to review all strategic options, including a spin-off of LTI to its stockholders, but does not anticipate that a transaction, if any, will be completed until capital markets and industry conditions improve significantly.
Steel Partners informed the Company that it would fill its newly-created Board position with Mr. Quicke, 59, a Managing Director and operating partner of Steel Partners LLC since 2005. He is currently a director of Adaptec, Inc. (ADPT) and WHX Corporation (WXCO). Mr. Quicke previously served as a director of Angelica Corporation (AGL) and Layne Christensen Company (LAYN).
Mr. Quicke has served in various capacities at Sequa Corporation (SQAA), a NYSE-listed diversified industrial company. From 2004 to 2005, he served as Vice Chairman and Executive Officer, and was a director of Sequa from 1993 to 2005. From 1993 to 2004, Mr. Quicke served as President and Chief Operating Officer of Sequa, where he implemented an operational excellence culture through Lean Manufacturing, Six Sigma, Design for Six Sigma, Strategy Deployment, Low Cost Region Sourcing and Accelerated Change Management. Mr. Quicke joined Sequa in 1987 as Vice President, Financial Projects and was later named President and Chief Executive Officer of Sequa Capital, a financial services subsidiary.
Matt Ralls, President and Chief Executive Officer of Rowan, said, “We are pleased to have John join our Board of Directors. He has a wealth of experience in manufacturing, and we believe he can be a valuable resource to us, particularly regarding LTI. While they are cyclical businesses, we are confident in the long-term opportunities for rig equipment manufacturing and rig construction, and John’s expertise should help us position our company to better take advantage of the next cycle.”
2800 Post Oak Blvd., Suite 5450 Houston, Texas 77056
Tel: (713) 621-7800 Fax: (713) 960-7509

Rowan Companies, Inc. is a worldwide provider of contract drilling services utilizing a fleet of 22 high-spec offshore jack-up rigs and 30 deep-well land drilling rigs. The Company also owns and operates a manufacturing division that produces equipment for the drilling, mining and timber industries. For more information on Rowan, please visit www.rowancompanies.com.
This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, capital markets conditions, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U. S. Securities and Exchange Commission.
Contact:
Suzanne M. McLeod
Director of Investor Relations
(713) 960-7517
smcleod@rowancompanies.com